Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

ROBERT G. BROWN, Plaintiff, v. LORRENCE T. KELLAR, CHRISTIAAN M. OLIVIER, ARTHUR B. DROGUE, JACK W. PARTRIDGE, and R. ERIC MCCARTHEY, Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2018-0687-MTZ

STATUS QUO ORDER

WHEREAS, during a telephonic hearing held on November 14, 2018, the Court directed the parties to meet and confer regarding the entry of a Status Quo Order;

WHEREAS, the parties submitted competing Proposed Status Quo Orders on November 19, 2018;

IT IS ORDERED, this 20th day of November, 2018, that:

1.  During the pendency of this litigation, the board of directors of SPAR Group, Inc. (the “Company”) shall consist of Lorrence T. Kellar, Christiaan M. Olivier, Arthur B. Drogue, Jack W. Partridge, R. Eric McCarthey, William H. Bartels, Peter W. Brown, and Jeffrey Mayer;

2.  Pending the further decision by the Court in this action, the Company shall not take or cause any other entity or individual to take any of the following actions:

  a. Taking any action that could result in any changes to the members or size of the Board;

  b. Amending, modifying or repealing any of the provisions of the Company’s Bylaws or Certificate of Incorporation, as amended through the date hereof;

  c. Authorizing, issuing, redeeming, selling, repurchasing or changing the terms of any securities of the Company (including without limitation, any common stock, preferred stock, options, warrants or purchase rights), or purchasing any securities of the Company or converting any debt or other obligations of the Company (including salaries to employees of the Company or fees owed to members of the Board) to equity of the Company;

  d. Entering into or agreeing to any transaction, the consummation of which would require the approval of or a vote by the Company’s stockholders;

  e. Entering into or amending or terminating, or settling claims arising out of or relating to, any existing or new employment agreement, consulting agreement, management retention agreement, severance agreement or other similar agreement of the Company or entering into any agreements related to the employment, termination or severance of any executive officers or directors;

  f. Committing the Company to incur any indebtedness or otherwise become liable to any party for any reason other than indebtedness or liability incurred in the ordinary course of business of the Company;

  g. Engaging in, agreeing or committing to engage in, or agreeing to or assisting any third party in seeking written consents or proxies to engage in, any transaction, including any transaction involving an actual or potential change of control of the Company;

  h. Engaging in, agreeing or committing to engage in any transaction involving the acquisition, transfer, encumbrance, pledge, loan, discount/compromise (by settlement, factoring or otherwise) or other disposition, directly or indirectly, of any assets of the Company or any interest in the Company with a value in excess of $500,000 (or series of related transactions that, in the aggregate, have a value in excess of $500,000);

  i. Taking any other action not in the ordinary course of business (including, without limitation, the acquisition of any business or operation by the Company whether by merger, purchase of assets or equity interest or otherwise); and

  j. Entering into any legally binding commitment with respect to, or agreeing to do, any of the foregoing.

3.  The restrictions imposed by this Order may be waived on a case-by-case basis by written agreement of all parties to this action. The parties shall notify the Court of any modifications of the terms of this Order by providing the Court with the written modification of the restriction(s). The Court may modify the restrictions of this Order at the request of any party.

4.  This Order shall become effective immediately upon its execution.

/s/ Morgan T. Zurn
Vice Chancellor Morgan T. Zurn

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